Exhibit 5








                                                                April ____, 2004


Board of Directors
Third Century Bancorp
80 E. Jefferson Street
Franklin, Indiana  46131

Gentlemen:

     You  have   requested  our  opinion  in  connection   with  the  Form  SB-2
Registration Statement (the "Registration Statement") to be filed by Third Century Bancorp, an Indiana corporation (the "Corporation"), with respect to the offer and sale by the Corporation of up to 1,653,125 shares of Common Stock, without par value, of the Corporation (the "Shares").


     We have examined such records and documents and have made such investigation of law as we have deemed necessary in the circumstances. Based on that examination and investigation, it is our opinion that the Shares are duly authorized and when sold in the manner described in the Registration Statement will, upon issuance, be validly issued, fully paid and non-assessable.


     The foregoing opinion is limited to the application of the internal laws of the State of Indiana and applicable federal law, and no opinion is expressed herein as to any matter governed by the laws of any other jurisdiction.

     We consent to the use of our name under the caption "The Conversion - Principal Effects of Conversion - Tax Effects" and "Legal and Tax Matters" in the Prospectus included in the Registration Statement, to the filing of this opinion as Exhibit 5 to the Registration Statement, and to the filing of our tax opinion as Exhibit 8(1) to the Registration Statement.



                                            Very truly yours,



                                            BARNES & THORNBURG LLP